Exhibit 99.1

CTD Holdings Closes $1.725 Million Private Placement

Investment builds company strength in preparation for clinical trials

ALACHUA, Fla., July 22, 2014 – CTD Holdings, Inc. (OTCQB:CTDH), a manufacturer and distributor of cyclodextrins for the pharmaceutical, medical device, cosmetics, and other markets, announced today that it has closed on a Private Placement with a group of qualified private investors led by Novit L.P., an investment arm of U.S. Pharmacia.

The transaction involved the signing of a Securities Purchase Agreement under which CTD Holdings issued 1,725,000 shares of Common Stock at a price per share of $1.00, resulting in a $1,725,000 capital infusion to the Company. There were no other conditions connected to the issuance of the shares.

Scarsdale Equities, LLC acted as financial advisor and exclusive placement agent of the Company in connection with the Securities Purchase Agreement.

A complete description of the transaction can be found in the Current Report on Form 8-K filed with the Securities and Exchange Commission in connection with this transaction.

“This vote of confidence from our existing shareholders is especially gratifying,” said Dr. Jeffrey Tate, President and CEO. “They share our vision for saving the lives of children with Niemann-Pick Type C by developing this treatment we believe will prove effective against this devastating fatal disease. It continues to build the strength needed for the challenge of clinical trials ahead.”

In 2010 the U.S. Food & Drug Administration designated Trappsol(R) Cyclo(TM) as an orphan drug for the treatment of Niemann-Pick Type C disease, a rare and fatal genetic condition that typically develops in children under 10 years of age. In the U.S. treatment with Trappsol(R) Cyclo(TM) is supervised by a physician holding an approved Investigational New Drug Protocol.

The proceeds of the transaction will be used primarily for the development of the Trappsol(R) Cyclo(TM) orphan drug, including filing the Drug Master File with U.S. FDA, planning for clinical trials in Europe and the U.S., and development of the third-generation product.

About the Company:

The CTD Holdings, Inc. Family of Companies distributes and manufactures the trademarked Trappsol(R) and Aquaplex(R) cyclodextrins, cyclodextrin derivatives, and cyclodextrin complexes for the research, pharmaceutical, medical device, cosmetics and nutrition markets. Sphingo Biotechnology, Inc. is developing Trappsol(R) Cyclo(TM), an orphan drug designated product, for the treatment of Niemann Pick Type C, a rare and fatal genetic disease in young children. NanoSonic Products, Inc. operates the world's only cGMP pulse drying facility for the production of ultra-pure cyclodextrin derivatives and pharmaceutical grade Aquaplex(R) cyclodextrin complexes. CTD, Inc. supplies cyclodextrins to researchers around the globe from the world’s largest catalog of cyclodextrins. The companies offer a wide variety of cyclodextrin related manufacturing services to worldwide customers, including custom formulation, manufacturing, and commercial scale supply of pharmaceutical grade cyclodextrin complexes. For additional information, visit the Company's websites: www.ctd-holdings.com and www.cyclodex.com

Safe Harbor Statement:

This press release contains "forward-looking statements" about the Company's current expectations about future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes" and "expects" or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results in future periods to differ materially from what is expressed in, or implied by, these statements. The factors which may influence the Company's future performance include the Company's ability to obtain additional capital to expand operations as planned, success in attracting additional customers and profitable contracts, and regulatory risks associated with producing food and pharmaceutical grade products. These and other risk factors are described from time to time in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's reports on Forms 10-K and 10-Q. Unless required by law, the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Contact:

Sitrick And Company

Wendy Tanaka, (415) 369-8447, wtanaka@sitrick.com

Thomas Mulligan, (212) 573-6100, Ext. 395, tmulligan@sitrick.com

Source: CTD Holdings, Inc.